                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]

Check the appropriate box:
     [_]  Preliminary Proxy Statement
     [_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [_]  Definitive Proxy Statement
     [_]  Definitive Additional Materials
     [X]  Soliciting Material under Rule 14a-12

                           DATA CRITICAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.

     [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
          11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:______________________________________________

     (2)  Form Schedule or Registration Statement No.:_________________________

     (3)  Filing Party:________________________________________________________

     (4)  Date Filed:__________________________________________________________

Except for the historical information presented, the matters discussed in these documents include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on Nov. 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.



August __, 2001


Dear            ,

As a valued member of the Data Critical family of customers, I am pleased to share with you the exciting news that Data Critical has entered into a definitive agreement to be acquired by GE Medical Systems Information Technologies. We are especially pleased about this announcement, because we believe that the union of GE and Data Critical will present many advantages for health care providers throughout the world, and in particular for our customers.

The combination of GE's clinical information systems, and IT implementation experience, with Data Critical's advanced wireless technologies, will offer solutions that will help provide improved outcomes while reducing the cost of patient care. For you, this means that one company will offer a complete line of industry-leading systems to meet your hospital's monitoring and clinical information needs.

As a previous VitalCom customer, we realize that this announcement comes on the heels of the merger between VitalCom and Data Critical being finalized. I hope that through the process of our company evolving, we have succeeded in our efforts to reassure you that our customers are, and will remain, a constant and our number one priority through these internal changes.

We hope that you share in our enthusiasm as we move forward to finalize this partnership with GE Medical Systems Information Technologies. During this busy time, we will do our best to keep you apprised of new developments as quickly as possible. In the meantime, please feel free to call me directly at 800-888-0077 or contact your Sales Director should you have any questions regarding the merger. We very much appreciate your continued patience and support during this extremely exciting time.


Warmest Regards,

/s/ Richard Earnest

Richard Earnest
Chief Executive Officer
Data Critical Corporation

***

                      [LOGO OF DATA CRITICAL CORPORATION]

August 2001

Dear Customer:

As you may be aware, Data Critical recently acquired VitalCorn, a pioneer in wireless communication systems to the healthcare industry. Subsequently, GE has announced its intent to purchase the newly combined Data Critical.

For the past ten years, Datascope has partnered with VitalCorn to provide you with its instrument and ambulatory telemetry solutions through the sale of Visa and PatientNet products. To date, Datascope has installed more than 2,000 wireless Central Station Systems.

As a result of our acquisition of VitalCorn, Datascope represents one of Data Critical's most strategic partners. We value this long-term relationship with Datascope and look forward to this relationship continuing to grow in the future. Our technologies will help provide improved outcomes while reducing the cost of patient care to your institution.

Kevin King, Vice President and General Manager of Global Clinical Systems at GE, and I recently visited Datascope to reinforce the importance of maintaining and enhancing strategic alliances with Data Critical partners. Upon successful completion of its acquisition of Data Critical, GE intends to work closely with Datascope and its other partners to continue to provide the most advanced wireless technologies to important customers like you, enabling you to meet all your needs for parts and service, product upgrades, and additional Central Station Systems.

Should you have any questions, feel free to contact me at 425-482-7000.

Sincerely,

/s/ Richard L. Earnest
Richard L. Earnest
Chief Executive Officer

Summer 2001                                         [VITALCOM LOGO APPEARS HERE]


                                   NewsLink

                         GE MEDICAL SYSTEMS TO ACQUIRE
                           DATA CRITICALCORPORATION



On July 19, 2001, The GE Medical Systems business of General Electric Company, announced that it had signed a definitive agreement to acquire Data Critical Corporation, an innovator in wireless communication technologies for health care customers.

"Wireless technologies are critical to the delivery of patient care in today's hospital environment, which faces acute labor shortages and financial pressures," said Greg Luck, president and CEO of GE Medical Systems Information Technologies. "The health care industry's focus on raising clinical productivity while improving the quality of medical care has made doctors and nurses hungry for technological advancements that provide real-time patient information anywhere in the hospital."

                            "With the backing and
                         resources of GE, our future
                            in wireless technology
                               is very bright."

Data Critical is a pioneer in wireless communications technologies for health care, which is rapidly growing and expected to become a $2 billion industry within the next five years. In June, Data Critical completed the acquisition of VitalCom, giving it the broadest portfolio in the industry of wireless systems that provide patient vital signs and medical record information to caregivers. Today, Data Critical's wireless systems are installed in more than 400 hospitals in the U.S. and provide more than 15,000 clinicians with the real-time information they need to make informed clinical decisions for their patients.

According to Lucier, the union of GE's advanced patient monitoring networks, clinical information systems, and IT implementation experience. with Data Critical's wireless technologies, will present health care providers with the first end-to-end mission critical clinical information system.

What Does it Mean For You?

The merger will be a positive thing for Data Critical customers, as well as for previous VitalCom customers. "We are extremely excited about this acquisition which will allow our technologies to become part of a holistic information solution for clinicians around the world," said Richard Earnest, Chief Executive Officer of Data Critical. "Data Critical has a proven record of inventing innovative products that improve the quality of patient care. With the backing and resources of GE, our future in wireless technology is very bright."

Kevin King, vice president of Clinical Systems at GE said, "Similar to other industries, wireless communication is at the forefront of nearly every hospital's pursuit to maximize its clinical staff's productivity. Now more than ever before, doctors and nurses are stretched to care for even more patients, and at the same time improve the quality of care. Technology solutions such as DataCritical's, wireless systems, coupled with GE's advanced patient monitoring systems, provide a set of integrated tools that can help them do both untethered from the bedside."

The transaction, which is subject to Data Critical shareholder and regulatory approvals and other customary conditions, is expected to be complete by the end of third quarter, 2001. In this transaction, Data Critical Corporation shareholders will receive $3.75 per share payable in cash for each Data Critical Corporation share they own.

Additional information about GE Medical Systems can be found on the company's website at www.gemedicalsystems.com For more information about this announcement, please visit www.vitalcom.com or www.datacritcal.com or contact your local sales director by calling 800-888-0077.

IN THIS ISSUE:

 .  HIPAA RACE IS ON
 .  INTRODUCING THE DATA CRITICAL PRODUCT SUITE

                       THE HIPPA RACE IS STILL ON - ARE
                        YOU STILL AT THE STARTING LINE?

Just as you've cleared the last of the Y2K hurdles, another set of obstacles stretches out before you. The time clock on the Healthcare Insurance Portability and Accountability Act (HIPAA) of 1996 is ticking, with less than two years until all "covered entities" must be in compliance.

                          "Because the privacy rules
                          cover all forms of patient
                       information - the effort must go
                         beyond just computer systems
                         to encompass every corner of
                            your own organization."

HIPAA covers three major areas of healthcare information sharing: standardization of transactions and code sets, privacy, and security. Organizations governed by the rules include all "covered entities" - health plans, healthcare clearinghouses and healthcare providers who transmit any health information in electronic form. The standardization and privacy rules have already been finalized; the security regulation is expected to be final later this year.

Many healthcare organizations are waiting for the publication of the remaining rule before initiating their HIPAA projects. However, the deadline for complying with the standardization rule is October 16, 2002, just over a year from now. Enforcement of privacy rules follows soon after on April 14, 2003. That leaves just a short window of time for healthcare organizations to get their house in order.

If you haven't already started down the path toward HIPAA compliance, your first step should be to familiarize yourself with the rules so you better understand the implications for your organization. The HHS' Administrative Simplification web site is a good resource at http://aspe.os.dhhs.gov/admnsimp/index.htm.

Next, consider conducting a thorough, enterprise-wide HIPAA assessment as soon as possible. Because the privacy rules cover all forms of patient information - written, oral and electronic - the effort must go beyond just computer systems to encompass every corner of your own organization, as well as relationships with external groups. Based on the assessment, you will see where you are today and plan for where you want to be tomorrow.

Test your HIPAA preparedness

This short quiz* will help you understand the steps you need to take to reach compliance and determine your current state of HIPAA readiness.

1. Do you have a written policy that addresses the handling and control of patient identifiable health information?
     [_]   Yes   [_]   No

2. Have you identified a specific individual to have overall responsibility for HIPAA?
     [_]   Yes   [_]   No

3.  Have you established a training program to educate personnel on HIPAA?
     [_]   Yes   [_]   No

4.  Have you identified all parties that you must sign a chain of trust
agreement with?     [_]   Yes   [_]   No

5. Have you identified all computerized systems that process patient identifiable health information?
     [_]   Yes   [_]   No

6. Have you identified all manual procedures that capture, maintain or utilize patient identifiable health information?
     [_]   Yes   [_]   No

7. Have you determined the appropriate implementation and use of medical and non-medical code sets and unique identifiers?
     [_]   Yes   [_]   No

8. Have you assessed your ability of electronically transmitting transactions and other data in accordance with defined ANSI and NCPDP standards?
     [_]   Yes   [_]   No

9. Have you developed disclosure and consent practices for patient identifiable health information?
     [_]   Yes   [_]   No

10. Have you established a formal grievance procedure to be followed in the event that a patient believes their health information has been mishandled?
     [_]   Yes   [_]   No

If you answered "yes" to a majority of the questions, you are heading in the right direction. Be on the lookout for the final security rules coming soon, and adjust your plans as needed to accommodate these. If you answered "no" to a majority of the questions, it would be to your advantage to begin HIPAA planning immediately so you don't get caught short when the time for compliance arrives.



* HIPPA Preparedness Quiz courtesy of Andersen Consulting (14 June 2001). http://www.andersen.com/Website.nsl/HIPPA?OpenFarm.

INTRODUCING THE DATA CRITICAL PRODUCT SUITE

Data Critical is a pioneer in the wireless and healthcare fields; a winning combination that has led to the creation of products that put the right information in the right hands, right now.

                             [GRAPHIC APPEARS HERE]
                                 DATA CRITICAL

Like VitalCom, Data Critical has made it a top priority to enhance patient care through remote monitoring of vital patient information. Its family of cutting-edge wireless and Internet products for physicians and clinicians work together to improve efficiencies and reduce costs.

For physicians

No matter where they are, physicians need access to complete patient information. Data Critical offers clinical solutions that support a mobile workflow by leveraging commonly used devices like cell phones, pagers and handheld computers.

 . MobileView collects alarm data from monitors, creates a database of events by patient name, and allows physicians to use digital wireless technology on a wide-area network to remotely access critical patient information.

 . PocketChart is a hand-held wireless electronic PC designed for solo practitioners. It is a self-contained charting tool that eliminates paperwork, speeds prescription writing and notes documentation, and improves the accuracy of the patient record.

 . Paceart 2000 is an arrhythmia pacemaker and ICD follow-up system. It automates the capture of cardiac data from any patient, in the clinic or at home, then merges that data with the patient's previous test history and medications. The Web Access option lets physicians view reports via the Internet and CardioVoice lets patients transmit a real-time ECG from home or work 24-hours a day.

 . EKG Speaks turns any computer into a cardio event recording and receiving station. Use it to monitor arrhythmia patients or allow patients to send in critical EKG information from their home computer.

 . WebChart is a Web-based clinical documentation tool, the only purely Internet-based charting tool for physicians that generates a complete patient record.

For clinicians

Data Critical products provide clinicians with current patient information, including alarms and status changes via a small receiver or monitor, allowing them to respond more quickly and efficiently to patient needs.

 . StatView arms nurses with a pager-style graphic wireless receiver that displays ECG waveforms and vital signs. It sounds an alarm tone or vibrates whenever a patient monitor on the network generates a specific alarm. It also integrates with most patient monitoring and telemetry systems.

 . FlexView is a clinical remote monitoring solution that enables nurses to manage patient devices from a central location. It links together stand-alone patient devices to alert nurses to alarms, trends and malfunctions, all from a single nursing station.

 . AlarmView is a virtual wireless network for stand-alone devices that instantly sends a page to the caregiver within seconds of a bedside alarm. AlarmView pagers are wireless, so caregivers can move freely around the unit while remaining appraised of their patients' status.

Data Critical's advanced wireless technology and rich clinical tools offer you a broad palette of options for meeting your diverse patient monitoring needs.

For more information, visit www.datacritical.com or call 888-881-1322.


INAUGURAL USERS GROUP MEETS WITH SUCCESS

When the 70 or so participants of the first VitalCom Users Group convened in Washington, D.C. in April, they initiated a new forum to share, discuss and learn. The meeting was filled with informative presentations covering a range of today's hot issues.

Following the day-long meeting, which included a tour of host site Washington Hospital Center, attendees were extremely positive about the experience. Ninety-seven percent of those who completed post-meeting evaluations expressed that the event met or exceeded their expectations.

Going forward, users agreed to focus more intensely on three specific areas; quality/outcomes, interfaces to other systems, and ways to reduce nursing workload.

                            [GRAPHICS APPEAR HERE]

Participants also established that annual meetings are appropriate to continue the Users Groups. So, keep an eye out for more information regarding next year's event. For additional Users Group information, including presentation summaries and slides, as well as details about the developing Users Group list server, go to the Customers Only section of the VitalCom website. To access this section please enter the following information, User Name: vcomclient, Password: customerVIP (note: password is case sensitive). If you would like hard copies of this information mailed to you please call the VitalCom Corporate Communications Department at 800-888-0077 to make a request.

YOU'VE GOT MAIL

We know you're busy, so we want to make it easy for you to receive news and information from us. Are you attached to good old snail mail or do you want everything electronically? We're happy to do what we can to accommodate your wishes. You can even select your delivery preferences right from our website at www.vitalcom.com/customer/restricted/Newslink. To access this section please enter the following information, User Name: vcomclient, Password: customerVIP (note: password is case sensitive).

                            [GRAPHICS APPEAR HERE]

Or, fill out the form below and return this page via fax to VitalCom Corporate Communications at 714-247-4199. When returning this page by fax, please make name and address corrections to your contact information on the mailing panel above.

Company and product press releases:
[_] Regular mail    [_] E-mail_______________________________________
                                (please fill in e-mail address)

Customer communications:
[_] Regular mail    [_] E-mail_______________________________________
                                (please fill in e-mail address)

Newsletters:
[_] Regular mail    [_] E-mail_______________________________________
                 (coming soon)  (please fill in e-mail address)



SPECIAL THANKS

VitalCom recently sponsored an informational nursing seminar in Oak Brook, IL entitled, "Surviving the Nursing Shortage and Improving Patient Care with an Enterprise-Wide Wireless Monitoring Service." The seminar drew nursing directors from hospitals around the region who were interested in learning more about strategies that VitalCom customers have put in place to improve nursing efficiencies and reduce costs.

Many thanks to presenters Mary Stahl from Saint Luke's Hospital in Kansas City, Missouri and Ann Mostofi from St. Francis Hospital of Evanston in Illinois. They were invaluable to the success of the event!



NewsLink is published quarterly for VitalCom customers. Editorial questions and comments are welcome. Please call the Corporation Communications Department at 800-888-0077.

August __, 2001


Dear Name,


As a charter member of the VitalCom Users Group Steering Committee, I would like to personally inform you about the changes that have taken place since the group last met. As you may be aware, last month GE Medical Systems announced its intent to purchase Data Critical Corporation. This announcement came just shortly after the merger between VitalCom and Data Critical was finalized. During the course of these transitions several individuals that were involved with the first Users Group have left the company. I want to assure you that through these changes the company's commitment to the Users Group that was started this year has remained steadfast.

Your leadership and dedication as a member of the User Group Steering Committee are greatly appreciated. Thanks to your participation, the inaugural VitalCom User Group Meeting that took place this spring was a great success. GE Medical Systems recognizes the value of the group and supports its continuation. Going forward, Sara McMannus, Clinical Program Manager and Debbie Casse, Corporate Communications Specialist will be the contacts for the Users Group. During this busy time, please be patient as we work toward providing you with additional details about the next steps for the Users Group. In the meantime, please feel free to contact either Sara or Debbie at 800-888-0077 with any questions you may have regarding the group.

We look forward to working with you on the continued growth of the Users Group and to an exciting year of opportunity.

Warmest Regards,

/s/ Richard Earnest
Richard Earnest
Chief Executive Officer
Data Critical Corporation

These documents do not constitute a solicitation by Data Critical or its board of directors or executive officers or any approval or action of its
stockholders.   Data Critical will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission, or SEC. Stockholders are urged to read the proxy statement, and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about the companies
and the proposed transaction.   You will be able to obtain free copies of these
documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting the Data Critical investor relations department, 19820 North Creek Parkway, Suite 100, Bothell, WA 98011, (425) 482-7000.

     GE and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Data Critical with respect to the transactions contemplated by the merger agreement. Information regarding GE's officers and directors is included in its annual report on form 10-K for the year ended December 31, 2000 filed with the SEC on March 23, 2001. You will be able to obtain free copies of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting the GE contact listed above.

     Data Critical will be, and certain of its officers and directors may be, soliciting proxies from the stockholders of Data Critical with respect to the transactions contemplated by the merger agreement. The directors and executive officers of Data Critical have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of Data Critical generally. For a description of such interests and a list of Data Critical's directors and executive officers, please see the press release filed by Data Critical with the SEC pursuant to Rule 14a-12 on July 19, 2001.